AMENDMENT TO THE
ADVISORS SERIES TRUST
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 1st day of October, 2015, to the Amended and Restated Custody Agreement, dated as of December 6, 2012, as amended (the “Agreement”), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) and U.S. Bank National Association, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the Agreement to reflect a change to the investment advisor of the fund; and

WHEREAS, Article XV, Section 15.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit T of the Agreement is hereby superseded and replaced with Amended Exhibit T attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANK, N.A.

By: /s/ Douglas G. Hess	By: /s/ Michale R. McVoy

Name:Douglas G. Hess	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

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Amended Exhibit T to the
Separate Series of Advisors Series Trust Amended and Restated Custody Agreement

Name of Series	Date Added
Fort Pitt Capital Total Return Fund	On or after July 15, 2011

FORT PITT CAPITAL FUNDS CUSTODY SERVICES at July, 2011

Annual Fee Based Upon Market Value Per Fund*
___ basis points on the first $___
___ basis point on the next $___
___ basis point on the balance of fund assets

Portfolio Transaction Fees
$___ per disbursement (waived if U.S. Bancorp is Administrator)
$___ per US Bank repurchase agreement transaction
$___ per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agrmt
$___ per portfolio transaction processed through our New York custodian definitive security (physical)
$___ per principal paydown
$___ per option/future contract written, exercised or expired
$___ per Cedel/Euroclear transaction
$___ per mutual fund trade
$___ per Fed Wire
$___ per margin variation Fed wire
$___ per short sale
$___ per segregated account per year

•   A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
•   No charge for the initial conversion free receipt.
•   Overdrafts – charged to the account at prime interest rate plus 2.
•   Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fee are billed monthly.
* Annual fee
* Subject to CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the fee schedule on this Amended Exhibit T.

Fort Pitt Capital Group, LLC

By: /s/ Charles A. Smith

Printed Name: Charles A. Smith

Title: Executive Vice President                                                                            Date: 9/29/15

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